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                                                                      Exhibit 10


                 COMMERCIAL REAL ESTATE MANAGER'S BONUS PROGRAM
                 ----------------------------------------------

                  Commencing in January, 1997, the Manager of the Commercial Real Estate Lending Department will be eligible for bonuses on Commercial Real Estate Loans that he procured in the prior twelve month period (January 1, 1996 through December 31, 1996).

                  Defined below and on Exhibit A is this new program, which will be reviewed by Management at least every six months.

Details of Program
------------------

1) Bonuses will be calculated for every six-month period and the Manager must "earn back" his salary for that time period in bonus dollars before the bonus begins to accumulate.

2) The bonus for each six-month time period will be paid to the Manager (included in regular paycheck) over a two-year period calculated at 20 percent (20%) every six months beginning in the month after the period ends.

         Example:

         From July 1, 1996 to December 31, 1996, bonus earned was $5,000
         Payment times:     1/97       7/97       1/98       7/98       1/99
         Percent/Amount: 20%/$1,000 20%/$1,000 20%/$1,000 20%/$1,000 20%/$1,000

3) Half of the remaining bonus payments will be forfeited by the Manager if the Manager leaves Metropolitan Savings Bank on HIS OWN BEHALF or is terminated for cause. Cause is defined as dishonest or gross misconduct but does not apply to bank restructures, change of ownership, layoffs or change of company emphasis.

4) The Manager will be permitted a one percent (1%) delinquency rate for loans sixty (60) days or greater past due that he has originated or purchased since the inception of this program (his portfolio) as calculated by Management.

         Once the Manager's portfolio has a one percent (1%) delinquency rate, the bonus payments will be stopped for any additional loan that goes over sixty (60) days past due. If the Manager has a one percent (1%) delinquency rate, and if any loan goes ninety (90) days past due or greater, the Manager will be required to repay to Metropolitan Savings Bank the entire bonus that has been paid to the Manager. The Manager can repay this amount out of future bonus monies to be paid to him. However, this amount must be repaid, should the Manager leave the employ of Metropolitan Savings Bank for any reason.

5) The Manager will be allowed a maximum of three hundred dollars ($300) per month for entertainment expenses, subject to proper documentation of legitimate expenses and approval by the President. Amounts over three hundred dollars ($300) per month will be approved at Management's discretion.

6) Annual salary increases will still be in effect, however, more emphasis will be placed on team projects and non-origination items.


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                            Metropolitan Savings Bank
                            -------------------------

                         Michael Di Asio's Bonus Program
                         -------------------------------
                  Regarding First Commercial Corporation (FCC)
                  --------------------------------------------

                               September 11, 1996
                               ------------------

- A bonus factor of .100 shall be multiplied by the fees produced for the purposes of "warehousing" loans to be sold by FCC. This number shall be labeled "Gross Bonus Dollars."

- In January and July of each year, commencing in June, 1996, the Gross Bonus Dollars shall be calculated for the previous six-month period and subtracted from this number shall be Michael Di Asio's salary for the same time period. This number shall be labeled "Net Bonus Dollars."

- One-half of the Net Bonus Dollars shall be paid in the January or July, following the six-month period in which the fees were generated.

- The other half of the Net Bonus Dollars shall be paid in the January or July, following the six-month period in which the loans which produced the fees were sold. Consequently, these calculations must be made on a loan-by-loan basis to allow for itemized payments.

- If a loan is not sold within the initial option period (before any purchase price increase) then that loan's commensurate Net Bonus Dollars regarding the second payment shall be reduced by fifty percent (50%).

- Once this portfolio has a three percent (3%) delinquency rate, the bonus payments will be stopped for any additional loan that goes over sixty (60) days past due. If this portfolio has over a three percent (3%) delinquency rate, and if any loan goes ninety (90) days past due or greater, Michael Di Asio will be required to repay to Metropolitan Savings Bank the entire bonus applicable to that loan that had been paid to Michael Di Asio, and any future payment shall be stopped. However, Michael Di Asio can repay this amount out of future bonus monies to be paid to him, although, this amount must be repaid, should Michael Di Asio leave the employ of Metropolitan Savings Bank for any reason.

                                                   Approved:

                                                   /s/ David G. Lodge
                                                   -----------------------------
                                                   David G. Lodge


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                                    EXHIBIT A
                 COMMERCIAL REAL ESTATE MANAGER'S BONUS PROGRAM

                                                     APARTMENT LOANS
                                                     ---------------


Loan term over 7 years                               Loan term under 7 years         Referred by Management

Originations:     .0015                                    .001                           .00025
Purchased:        .0009                                    .0006                          .00025



                                                     COMMERCIAL LOANS
                                                     ----------------

Loan term over 7 years                               Loan term under 7 years         Referred by Management

Originations:              .00075                          .0005                          .00025
Purchased:                 .00085                          .000375                        .00025











/s/ David G. Lodge
--------------------------
   David G. Lodge